EXHIBIT 99.1

Amtech Reports Third Quarter Fiscal 2018 Results

TEMPE, Ariz., August 9, 2018 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global manufacturer and supplier of advanced thermal processing and polishing equipment and related consumables to the semiconductor / electronics, power IC businesses, solar, and advanced lighting markets, today reported results for its third quarter ended June 30, 2018.

Third Quarter Fiscal 2018 Financial and Operational Highlights:

•	Net revenues of $41.2 million (Combined Semi and LED/SiC* $27.1M, Solar $14.1M)

•	Net income of $5.0 million

•	Diluted earnings per share of $0.33

•	Customer orders of $26.2 million (Combined Semi and LED/SiC* $21.2M, Solar $5.0M)

•	June 30, 2018 backlog of $41.2 million (Combined Semi and LED/SiC* $22.3M, Solar $19.0M)

•	Book to bill ratio of 0.7:1 (Combined Semi and LED/SiC* 0.8:1, Solar 0.4:1)

•	Unrestricted cash of $48.7 million

Year-To-Date (9 Months) Fiscal 2018 Financial and Operational Highlights:

•	Net revenues of $147.6 million (Combined Semi and LED/SiC* $71.7M, Solar $75.9M)

•	Net income of $14.3 million

•	Diluted earnings per share of $0.94

•	Customer orders of $92.3 million (Combined Semi and LED/SiC* $72.9M, Solar $19.4M)

•	Book to bill ratio of 0.6:1 (Combined Semi and LED/SiC* 1.0:1, Solar 0.3:1)

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We are pleased to report third quarter consolidated revenue grew by more than 25%, resulting in improved operating profit compared to the second quarter. Our combined Semiconductor and LED/SiC* segments, representing 66% of total company third quarter sales, delivered revenue growth of 34.1% sequentially, 44.1% year-over-year, and record combined operating profits. The significant drivers of this growth and related operating profits are the demand we are seeing in certain markets including automotive, consumer and industrial electronics, including sensors, power chips, the internet of things (“IoT”) devices, and advanced lighting. In our solar business, recent changes in China’s domestic solar policies have slowed cell capacity expansion plans. However, we believe follow-on orders for the next phases of the large 1 GW+ turnkey project will be received in the next few quarters and look to participate in other selective growth opportunities as we serve core customers over the long term.”

Net revenue for the third quarter of fiscal 2018 was $41.2 million compared to $32.8 million in the preceding quarter and $47.8 million in the third quarter of fiscal 2017. The sequential increase is primarily due to increased shipments of our semiconductor equipment. Compared to the prior year quarter, net revenue decreased due to lower shipments of solar equipment for the turnkey project, partially offset by significant increases in Semiconductor and LED/SiC shipments.

Unrestricted cash and cash equivalents at June 30, 2018 were $48.7 million, compared to $51.1 million at September 30, 2017.

At June 30, 2018, our total order backlog was $41.2 million (Semi and LED/SiC* segments $22.3 million, Solar segment $19.0 million), compared to total backlog of $63.1 million (Semi and LED/SiC* segments $28.2 million, Solar segment $35.0 million) at March 31, 2018. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months. We have excluded from reported backlog approximately $5.8 million of solar customer orders that are not expected to ship in the next twelve months.

Gross margin in the third quarter of fiscal 2018 was 35%, compared to 36% in the preceding quarter and 32% in the third quarter of fiscal 2017. Sequentially, gross margin was relatively flat, with product mix changes increasing solar gross margin and decreasing semiconductor gross margin. Compared to the prior year quarter, gross margin on products from our Solar segment increased due to recognition of previously deferred revenue, while gross margin on products from our Semiconductor and LED/SiC segments decreased due to product mix.

Selling, general and administrative expense (“SG&A”) in the third quarter of fiscal 2018 was $9.5 million, compared to $9.5 million in the preceding quarter and $10.1 million in the third quarter of fiscal 2017. The decrease in SG&A from the prior year quarter is due primarily to decreased employee-related expenses, partially offset by higher commissions and selling expenses related to higher revenues in our Semiconductor segment.

Due to the ongoing challenges we are experiencing in our Solar segment, we are implementing a restructuring plan ("the Plan"). Once fully implemented, we expect the Plan to reduce operating costs by approximately $3 million on an annualized basis. The Plan is to better align our workforce with the current needs of our business and enhance our competitive position for long-term success. Under the Plan, we will reduce our Solar workforce by approximately 35-40 employees. We expect to record approximately $0.6 million to $0.8 million of related costs in the fourth quarter of fiscal 2018.

Research, development and engineering (RD&E) expense was $2.1 million in the third quarter of fiscal 2018 compared to $2.2 million in the preceding quarter and $1.4 million in the third quarter of fiscal 2017.

Effective June 29, 2018, we sold our remaining 15% ownership interest in Kingstone Technology Hong Kong Limited for approximately $5.7 million. We recognized a gain of approximately $2.9 million in the third quarter of fiscal 2018 and recorded a short-term note receivable of $5.7 million. The note is due in August 2018.
Income tax in the third quarter of fiscal 2018 was an expense of $1.4 million compared to a benefit of $2.8 million in the preceding quarter and expense of $1.0 million in the third quarter of fiscal 2017. The tax benefit recorded in the second quarter of fiscal 2018 is primarily due to the resolution of an uncertain tax position.

Net income for the third quarter of fiscal 2018 was $5.0 million, or $0.33 per diluted share, compared to net income of $3.3 million, or $0.25 per share for the third quarter of fiscal 2017 and net income of $2.8 million or $0.19 per diluted share in the preceding quarter.

*Note: LED/SiC (silicon carbide) refers to our Polishing segment. Combined Semi and LED/SiC refers to the sum of our Semiconductor and LED/SiC segments. Solar refers to our Solar segment, which includes products sold for semiconductor applications of no more than 25% of the segment’s totals. The Combined Semi and LED/SiC amounts above are non-GAAP measures, as they are a subtotal of two separate segments. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A tabular reconciliation of financial measures prepared in accordance with GAAP to the non-GAAP financial measures is included in the Summary Financial Information table in this press release.

Outlook

The company expects revenues for the quarter ending September 30, 2018 to be in the range of $26 to $28 million. Gross margin for the quarter ending September 30, 2018 is expected to be in the upper 20 to lower 30 percent range, with operating margin negative, partly due to expected restructuring costs in the quarter.

The solar and semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the net impact of revenue deferral on shipments, recognition of revenue based on customer acceptances and the financial results of solar and semiconductor manufacturers. The results for the coming quarters will be significantly influenced by the timing of future orders of the 1GW turnkey project and the timing of meeting start-up milestones of the turnkey production lines.

A substantial portion of Amtech’s revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss third quarter fiscal 2018 financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703.  Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through August 16, 2018.  To access the replay please dial US toll free (877) 344-7529 and enter code 10122655. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech’s website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing and polishing equipment and related consumables to the semiconductor / electronics, power IC businesses, solar, and advanced lighting manufacturing markets. Amtech's equipment includes diffusion, solder reflow systems. wafer handling automation, ALD and PECVD systems and polishing equipment and related consumables for surface preparation of various materials, including silicon carbide (“SiC”), sapphire and silicon. The Company's wafer handling, thermal processing, polishing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of semiconductors, printed circuit boards, semiconductor packaging, solar cells, MEMS, and advanced lighting, including the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, PR HoffmanTM, Tempress SystemsTM, R2D AutomationTM and SoLayTec.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries (“Amtech”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech’s future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K, as amended, that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2017, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading “Risk Factors” in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2018
(Unaudited)

Summary Financial Information
(in thousands, except percentages and ratios)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Amtech Systems, Inc.
Revenues, net of returns and allowances	$41,200	$32,783	$47,760
Gross profit	$14,599	$11,725	$15,502
Gross margin	35%	36%	32%
Operating income	$2,936	$65	$3,971
New orders	$26,207	$28,759	$79,949
Book-to-bill ratio	0.7:1	0.9:1	1.7:1
Backlog	$41,231	$63,115	$125,744
Semiconductor Segment
Revenues, net of returns and allowances	$23,472	$16,582	$15,951
Gross profit	$8,721	$7,075	$6,428
Gross margin	37%	43%	40%
Operating income	$3,861	$2,257	$2,250
New orders	$17,871	$19,227	$23,354
Book-to-bill ratio	0.8:1	1.2:1	1.5:1
Backlog	$20,764	$26,366	$26,966
Solar Segment
Revenues, net of returns and allowances	$14,134	$12,598	$28,981
Gross profit	$4,584	$3,110	$7,948
Gross margin	32%	25%	27%
Operating (loss) income	$(85)	$(1,903)	$2,991
New orders	$5,029	$7,000	$54,203
Book-to-bill ratio	0.4:1	0.6:1	1.9:1
Backlog	$18,960	$34,955	$98,223
LED/SiC Segment
Revenues, net of returns and allowances	$3,594	$3,603	$2,828
Gross profit	$1,294	$1,540	$1,126
Gross margin	36%	43%	40%
Operating income	$938	$1,111	$738
New orders	$3,307	$2,532	$2,392
Book-to-bill ratio	0.9:1	0.7:1	0.8:1
Backlog	$1,507	$1,794	$555

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2018
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenues, net of returns and allowances	$41,200	$47,760	$147,594	$109,839
Cost of sales	26,601	32,258	100,933	77,499
Gross profit	14,599	15,502	46,661	32,340

Selling, general and administrative	9,541	10,108	29,599	25,366
Research, development and engineering	2,122	1,423	6,295	4,586
Operating income	2,936	3,971	10,767	2,388

Gain on sale of other assets	2,883	—	2,883	—
Income (loss) from equity method investment	232	(110)	234	(200)
Interest and other expense, net	310	(34)	224	(151)
Income before income taxes	6,361	3,827	14,108	2,037
Income tax provision (benefit)	1,390	986	(150)	1,270
Net income	4,971	2,841	14,258	767

Add: net loss attributable to noncontrolling interest	—	446	—	1,045
Net income attributable to Amtech Systems, Inc.	$4,971	$3,287	$14,258	$1,812

Income Per Share:
Basic income per share attributable to Amtech shareholders	$0.33	$0.25	$0.96	$0.14
Weighted average shares outstanding	14,925	13,242	14,867	13,203
Diluted income per share attributable to Amtech shareholders	$0.33	$0.25	$0.94	$0.14
Weighted average shares outstanding	15,091	13,398	15,181	13,288

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2018
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	June 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$48,729	$51,121
Restricted cash	6,876	24,640
Accounts receivable
Trade (less allowance for doubtful accounts of $1,441 and $866 at June 30, 2018, and September 30, 2017, respectively)	27,627	22,519
Unbilled and other	14,748	14,275
Inventories	22,590	30,210
Note receivable	5,738	—
Vendor deposits	1,802	11,806
Other	2,688	2,542
Total current assets	130,798	157,113
Property, Plant and Equipment - Net	16,314	15,792
Intangible Assets - Net	3,039	3,495
Goodwill - Net	11,342	11,405
Investments	—	2,615
Deferred Income Taxes - Long-Term	—	200
Other Assets - Long-Term	948	1,003
Total Assets	$162,441	$191,623
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$12,579	$21,555
Accrued compensation and related taxes	6,539	7,592
Accrued warranty expense	1,223	1,254
Other accrued liabilities	3,077	2,056
Customer deposits	15,065	48,784
Current maturities of long-term debt	371	361
Deferred profit	3,560	4,081
Income taxes payable	2,246	286
Total current liabilities	44,660	85,969
Long-Term Debt	8,028	8,134
Income Taxes Payable - Long-Term	3,334	7,037
Total Liabilities	56,022	101,140
Commitments and Contingencies
Stockholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,986,620 and 14,710,591 at June 30, 2018, and September 30, 2017, respectively	150	147
Additional paid-in capital	128,083	125,564
Accumulated other comprehensive loss	(9,373)	(8,529)
Retained deficit	(12,441)	(26,699)
Total stockholders’ equity	106,419	90,483
Total Liabilities and Stockholders’ Equity	$162,441	$191,623

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2018
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended June 30,
	2018	2017
Operating Activities
Net income	$14,258	$767
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,622	1,871
Write-down of inventory	195	448
Capitalized interest	143	307
Deferred income taxes	206	(10)
Non-cash share based compensation expense	632	978
(Gain) loss on sale of property, plant and equipment	(53)	107
Gain on sale of other assets	(2,883)	—
(Gain) loss from equity method investment	(234)	200
Provision for (reversal of) allowance for doubtful accounts, net	64	(898)
Changes in operating assets and liabilities:
Restricted cash	17,956	(3,576)
Accounts receivable	(5,877)	(8,997)
Inventories	6,565	(245)
Accrued income taxes	(1,742)	742
Vendor deposits and other assets	10,034	(5,521)
Accounts payable	(9,022)	6,616
Customer deposits and accrued liabilities	(34,025)	17,526
Deferred profit	(486)	626
Net cash (used in) provided by operating activities	(2,647)	10,941
Investing Activities
Purchases of property, plant and equipment	(845)	(355)
Proceeds from sale of property, plant and equipment	64	39
Costs related to sale of equity method investment	(6)	—
Net cash used in investing activities	(787)	(316)
Financing Activities
Proceeds from the exercise of stock options	1,889	894
Payments on long-term debt	(275)	(485)
Borrowings on long-term debt	—	384
Net cash provided by financing activities	1,614	793
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(572)	87
Net (Decrease) Increase in Cash and Cash Equivalents	(2,392)	11,505
Cash and Cash Equivalents, Beginning of Period	51,121	27,655
Cash and Cash Equivalents, End of Period	$48,729	$39,160